Exhibit 10.54

FIRST AMENDMENT

TO THE US AIRWAYS GROUP, INC.

2003 NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

This First Amendment to the US Airways Group, Inc. 2003 Nonemployee Director Stock Incentive Plan (the “Plan”) is made and entered into this              day of                     , 2004, by US Airways Group, Inc. (the “Corporation”).

W I T N E S S E T H:

WHEREAS, the Corporation maintains the Plan, which is administered by the Human Resources Committee (the “Committee”) appointed by the Board of Directors of the Corporation (the “Board”), to provide for formula grants of nonqualified stock options to nonemployee members of the Board; and

WHEREAS, the formula for grants under the Plan does not make any provision for grants to directors who begin service on the Board during a given year; and

WHEREAS, the Corporation wishes to amend the Plan to provide for a prorated grant of options under the Plan upon an individual’s initially becoming a member of the Board during a year; and

WHEREAS, Section 7.1 of the Plan permits the Board to amend the Plan at any time, subject to consent of the participants for any amendment that would adversely affect, in any way, the rights of such participants;

NOW, THEREFORE, the Corporation hereby amends the Plan as follows:

1.

Section 5.1 of the Plan shall be amended to read as follows:

“5.1 Grants to Eligible Directors.

(a) Annual Grant. Subject to Section 6 hereof, on the first business day following the Corporation’s annual meeting of stockholders held subsequent to 2003 and prior to the termination of the Plan, each Eligible Director shall automatically be issued an Option pursuant to the Plan to purchase 5,000 shares of Stock. Options shall be granted at an option price equal to the Fair Market Value of the Stock on the Date of Grant.

(b) Grant for Mid-Year Elections. With regard to any Eligible Director who is elected or appointed as a member of the Board of the Corporation on any date other than the date of the annual meeting of shareholders, on the first business day following the date of election or appointment of such individual as an Eligible Director, the Eligible Director shall automatically be issued an Option pursuant to the Plan to purchase a number of shares of Stock (rounding to the nearest whole number of shares) equal to 5,000, multiplied by a fraction equal to the number of days between the Date of Grant and the first anniversary of the date of the most recent annual meeting of the stockholders of the Corporation occurring before the Date of Grant, divided by 365. Options shall be granted at an option price equal to the Fair Market Value of the Stock on the Date of Grant “

2.

This Amendment shall be effective as of August 1, 2004.

3.

Except as specifically amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this First Amendment.

US AIRWAYS GROUP, INC.

By:
Name:
Title: